Exhibit 10.1
EMPLOYMENT AGREEMENT
          THIS EMPLOYMENT AGREEMENT (“Agreement”), is dated as of April ___, 2004, by and among Bowden Building Corporation, a Tennessee corporation (the “Company”) and John Laguardia (the “Executive”).
          WHEREAS, the Company, Levitt Corporation, a Florida corporation (“Levitt”), ALH Tennessee Acquisition, Inc., a Delaware corporation (“Seller”), and ALH II, Inc., a Delaware corporation (“ALH”), have entered into that certain stock purchase agreement, of even date herewith (the “Purchase Agreement”), whereby the Seller sold one hundred percent (100%) of the issued and outstanding capital stock of the Company to Levitt, subject to the terms and conditions of the Purchase Agreement;
          WHEREAS, the Company desires to employ the Executive in an executive capacity and the Executive desires to accept such employment, all upon the terms and subject to the conditions set forth in this Agreement;
          WHEREAS, the Executive is a party to an Employment Agreement with the Company dated July 1, 2000 (the “Former Agreement”), which will be terminated as of the date of this Agreement; and
          WHEREAS, the Company is engaged in the business of construction of homes (the “Business”), and the Executive has experience and expertise in the Business and, by virtue of his employment with Company, the Executive shall become familiar with and possess the manner, methods, trade secrets and other confidential information pertaining to the Business, including the Company’s client base.
          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Agreement, the Company and the Executive agree as follows:
     1. Recitals; Former Agreement. The above recitals are true and correct and are incorporated herein by reference. Effective as of the date of this Agreement, the Former Agreement is terminated and no further payments are due to the Executive from the Company thereunder.
     2. Employment; Term. Notwithstanding anything in the NDA (as defined in Section 8.3) to the contrary, the Company shall employ the Executive, and the Executive accepts such employment, on the terms and subject to the conditions set forth in this Agreement, for a term commencing as of the date hereof (the “Effective Date”) and ending on the fifth (5th) anniversary of the Effective Date (the “Term”). The Company and the Executive may, prior to the expiration of the Term, agree to renew the Agreement and extend the Term, and all provisions of this Agreement shall remain in effect during any renewals and extensions of the Term.

     3. Services.
          3.1 Office and Duties. The Executive shall report to the Board of Directors (the “Board”) of the Company and the President of Levitt (the “Levitt President”). During the Term, the Executive shall serve as Chairman and Chief Executive Officer of the Company, subject to the terms of this Agreement, with such duties, authority and responsibility as are commensurate with such position, subject to oversight and direction of the Board and the Levitt President. In exercising his duties and responsibilities hereunder, the Executive shall have all the power and authority necessary to fulfill and discharge his duties and responsibilities hereunder and shall abide by any lawful directions given by the Board or the Levitt President. Notwithstanding the foregoing, the Executive shall not, in connection with his employment hereunder, cause or permit the Company or any of its subsidiaries to enter into any agreement, commitment or arrangement with, or pay any fees or other amounts to any person not dealing at arm’s length with the Executive without first disclosing the nature of such relationship to the Board and obtaining the prior written approval of the Levitt President to any such agreement, commitment, arrangement or payment. The Executive shall be responsible for such additional duties commensurate with his position not materially inconsistent with the foregoing as may be reasonably determined by the Levitt President from time to time.
          3.2 Best Efforts. During the Term, the Executive shall diligently and competently devote the Executive’s best efforts, full business time and energies to the business and affairs of the Company, and shall use his best efforts, skills and abilities to promote the interests of the Company and otherwise to discharge his obligations under this Agreement. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the parties acknowledge and agree that the Executive does not live in the area in which the Company’s executive offices or Business is located and that he will not be required to change his residency from Central Florida or anywhere else the Executive elects to live.
     4. Compensation.
          4.1 Annual Salary. During the Term, the Executive shall receive a base salary at the annual rate of Four Hundred Thousand Dollars ($400,000) (“Base Salary”), payable in accordance with the Company’s normal payroll practices or at such other reasonable intervals as may from time to time be used by the Company for paying its employees generally. In addition to the foregoing, within five (5) business days after the execution of this Agreement, the Company shall pay the Executive the sum of $274 for each day from January 1, 2004 until the date of this Agreement.
          4.2 Bonus. The annual bonus (the “Annual Bonus”) shall be paid to the Executive from a bonus pool established by the Company (the “Bonus Pool”), and the Executive shall be entitled to one-half (1/2) of the amount dedicated by the Company to the Bonus Pool. Payments of Annual Bonus amounts to the Executive shall be made in cash within thirty (30)

days after the issuance by Levitt’s auditor of its audit report for the applicable fiscal year. For purposes of the Annual Bonus for the fiscal year ending December 31, 2004, the Bonus Pool will be calculated for the complete fiscal year commencing as of January 1, 2004; provided however, that the ROE (as defined below) shall be calculated on the basis of the stockholders’ equity of the Company as of the date of this Agreement. In the event this Agreement expires or terminates on a day other than the last day of a fiscal year, the Executive shall be entitled to a pro rata share of the amount that would otherwise have been payable to him had he been an employee during the entire fiscal year based on the number of days he was employed during such fiscal year. The Company shall dedicate amounts to the Bonus Pool, which shall be calculated as follows:
          (a) First, the Company shall not dedicate any amounts to the Bonus Pool unless the actual net, after-tax income of the Company (“Net Income”) after giving effect to the dedication by the Company of an amount, if any, to the Bonus Pool for the fiscal year of the Company to which the Annual Bonus relates and the Stockholders’ Equity at the beginning of such fiscal year (“Equity”) (Net Income and Equity to be determined in accordance with generally accepted accounting principles as applied by Levitt consistently with past practices (“GAAP”)) is sufficient to provide the Company with an aggregate return on equity (“ROE”) (calculated by dividing Net Income by Equity) of at least twenty percent (20%) (the “Minimum ROE”); and
          (b) Second, if the ROE is greater than the Minimum ROE, then the Company shall next dedicate to the Bonus Pool one hundred percent (100%) of the Net Income before all applicable taxes on income, as determined in accordance with GAAP (“PBT”) after giving effect to the dedication by the Company of an amount, if any, to the Bonus Pool for the fiscal year of the Company to which the Annual Bonus relates in excess of the PBT necessary to provide the Company with the Minimum ROE (the “Minimum PBT”) until such time as the amount dedicated by the Company to the Bonus Pool is equal to twenty percent (20%) of the aggregate PBT of the Company; and
          (c) Third, thereafter, if the ROE is greater than the Minimum ROE and the Minimum PBT is greater than the Minimum PBT multiplied by one hundred twenty percent (120%), then the Company shall dedicate twenty percent (20%) of the PBT in excess of the Minimum PBT to the Bonus Pool.
          (d) For illustration purposes only, Exhibit A sets forth certain examples of the calculation of the Annual Bonus under the assumptions set forth therein.
     5. Reimbursement of Expenses; Benefits.
          5.1 Reimbursement of Expenses. Upon submission of appropriate documentation and in specific accordance with such guidelines as may be reasonably established from time to time by the Company, the Executive shall be entitled to reimbursement for all reasonable, out-of-pocket expenses incurred by him during the Term in connection with the proper and efficient discharge of his duties hereunder, including, without limitation, all reasonable expenses incurred by the Executive for travel to and from the Executive’s residence in Central Florida to the Company’s corporate offices and locations in which its business is conducted, as well as reasonable expenses for meals, hotel or other accommodations, and other customary items during any such trips.
          5.2 Employee Benefit Plans and Programs. During the Term, the Executive shall be entitled to participate in the Company’s and Levitt’s employee benefit plans and programs. The Executive’s service with the Company or any current or former affiliate of the Company, including ALH and its affiliates, prior to the Effective Date shall be counted for purposes of all eligibility, waiting periods and vesting requirements from time to time in effect. Nothing in this Agreement shall require the Company at any time to create or continue any such plan or program or to fix, amend or retain eligibility requirements so as to include the Executive.
          5.3 Vacations. The Executive shall be entitled to paid vacation during each calendar year in such amounts as are commensurate with his position, or such other amount of paid vacation as the Levitt President and the Executive may mutually agree, taking into consideration the reasonable business needs of the Company.
     6. Termination. The Executive’s employment under this Agreement may be terminated prior to the end of the Term by the Company or the Executive without any breach of this Agreement only under the following circumstances:
          6.1 Death. This Agreement and the Executive’s employment under this Agreement shall terminate immediately and automatically upon the Executive’s death.
          6.2 Disability. This Agreement and the Executive’s employment under this Agreement may be terminated at the Company’s option, if the Executive shall suffer a “Disability,” which shall mean any incapacity, illness or disability of the Executive which renders the Executive mentally or physically unable to perform his duties under this Agreement for a continuous period of one hundred eighty (180) days during the Term. Termination due to Disability shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence.
          6.3 Cause. The Company may terminate the Executive’s employment under this Agreement for Cause (as hereinafter defined). “Cause,” as to the Executive, shall mean: (a) committing fraud against the Company or embezzlement of Company property; (b) being convicted of a felony or any other crime that involves moral turpitude under applicable laws of the United States or any state thereof; (c) an action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not the result of the Executive’s death or disability and which is not cured within fifteen (15) days after receipt by the Executive of written notice of the same from the Board, or if such act or omission cannot reasonably be cured with such fifteen (15) day period, the Executive shall have commenced such cure and be diligently pursuing such cure in good faith, or (d) the breach of any representation or warranty by ALH as set forth in the Purchase Agreement of which breach the Executive had actual knowledge as of the date of this Agreement.
          6.4 Without Cause. The occurrence of any of the following shall be deemed to be a termination by the Company of the Executive’s employment under this Agreement “Without Cause:” (a) any action taken by the Company to terminate the Executive’s employment other than for Cause, which termination shall only be effective upon written notice to the Executive; (b) any action taken by the Company to materially diminish, or attempt to materially diminish, the duties, responsibilities or authority of the Executive if, within fifteen (15) days after the Executive becomes aware of such action, the Executive notifies the Company in writing of his election to terminate his employment with the Company; (c) any action taken by the Company to materially change, or attempt to materially change the Executive’s title or his position in the hierarchy of the Company if, within fifteen (15) days after the Executive becomes aware of such action, the Executive notifies the Company in writing of his election to terminate his employment with the Company; or (d) any breach of this Agreement by the Company. Failure of the Executive to timely terminate his employment upon the occurrence of an event described in subsections (b), (c) or (d) above shall not result in a waiver of any right the Executive may have to terminate his employment based upon any future occurrence.
     7. Payments After Termination. If this Agreement or the Executive’s employment hereunder are terminated for the reasons set forth in Sections 6.1 or 6.2 hereof, then the Executive or the Executive’s estate, as the case may be, shall receive the Base Salary through the date of termination in accordance with the terms of this Agreement and the prorated portion of the Annual Bonus, if any, as applicable, accrued during the fiscal year and through the date of termination in accordance with the terms of this Agreement. If this Agreement or the Executive’s employment hereunder are terminated for the reasons set forth in Sections 6.3 hereof, then the Executive shall receive the Base Salary through the date of termination in accordance with the terms of this Agreement. If this Agreement is terminated pursuant to Section 6.4 hereof, then the Executive shall receive the Base Salary through the date of termination in accordance with the terms of this Agreement and the prorated portion of the Annual Bonus, if any, as applicable, accrued during the fiscal year and through the date of termination and shall receive the Base Salary that would have otherwise been payable for the remainder of the Term (assuming no extensions or modifications thereof), which amounts shall be payable in installments in accordance with the Company’s normal payroll practices or at such other reasonable intervals as may from time to time be used by the Company for paying its employees generally. Thereafter, the Executive shall not be entitled to receive any further compensation or benefits from the Company whatsoever.
     8. Non-Competition; Non-Disclosure and Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the Company’s business and that the goodwill and patronage of the Company’s clients constitute a substantial asset of the Company having been acquired through considerable time, money and effort.

          8.1 Non-Competition. During Executive’s employment with the Company and, if the Executive’s employment with the Company is terminated by the Company pursuant to Section 6.3 or by the Executive other than pursuant to Section 6.4, for a period of two (2) years from the date of termination of employment or expiration of this Agreement (the “Period of Non-Competition”), and within a radius of fifty (50) miles of any location at which the Company is engaged in business as of the date of cessation of employment, Executive shall not, without the Company’s prior written consent, directly or indirectly own, manage, operate, control, be employed by, act as agent, consultant or advisor for, or participate in the ownership, management, operation or control of, or be connected in any manner through the investment of capital, lending of money or property, rendering of services or otherwise, with, any business of the type and character engaged in and competitive with the Company’s business. For these purposes, ownership of securities of three percent (3%) or less of any class of securities of a public company shall not be considered to be competition with the Company’s business or a violation of the NDA.
          8.2 Reasonable Restrictions. The restrictions set forth in this Section 8 are considered by the parties to be reasonable for the purpose of protecting the value of the Company’s business and goodwill of the Company. It is the desire and intent of the parties to this Agreement that the provisions of this Section 8 be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 8 is adjudicated to be invalid or unenforceable, then this Section 8 will be deemed so as to permit the invalid or unenforceable provision or portion to be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability; provided, however, that such amendment is to apply only with the respect to the operation of such section in the particular jurisdiction in which such adjudication is made.
          8.3 Breach. The parties recognize that the performance of the obligations under this Section 8 by the Executive is special, unique and extraordinary in character, and that in the event of the breach by the Executive of the terms and conditions of this Section 8, the Company will suffer irreparable injury and that monetary damages would not provide an adequate remedy at law and that no remedy at law may exist. Accordingly, in the event of such breach, the Company will be entitled, if it so elects and without the posting of any bond or security, to institute and prosecute proceedings in any court of competent jurisdiction, in law or in equity, to enforce the specific performance of this Agreement by the Executive or to enjoin the Employee from breaching this Section 8.
          8.4 Tolling. In the event of a breach or violation by the Executive of any of the provisions of this Section 8, the running of the Period of Non-Competition shall be tolled with respect to the Executive during the continuance of any actual breach or violation. In addition to any other rights or remedies the Company may have hereunder, the Company shall be entitled to receive from the Executive reimbursement for all attorneys’ fees and expenses incurred by the Company in enforcing this Agreement and shall have the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals or other benefits derived or received, directly or indirectly, by such the Executive from the action constituting a breach or violation of this Agreement.
          8.5 Non-Solicitation and Non-Disclosure. Executive further agrees that he shall execute Levitt’s standard form of non-solicitation and non-disclosure agreement attached hereto as Exhibit B (the “NDA”). Executive also agrees that he shall use his reasonable efforts to obtain from all employees of the Company a similar, duly executed NDA.
          8.6 Exceptions to Restrictive Covenants. Notwithstanding the terms and conditions of any non-solicitation, non-compete or non-disclosure agreement or provisions to which the Executive may at any time execute in favor of the Company, Levitt, or any of their respective affiliates including, without limitation, the provisions of this Agreement and the NDA (the “Restrictive Covenants”), the Executive shall not be deemed to be in breach of any Restrictive Covenants as a result of the Executive (i) owning, directly or indirectly, not more than three percent (3%) of any class of securities of a public company, or (ii) making any investment in or loans to, or consulting with or providing services (other than as an employee) to, any company that engages in business in Central Florida of which the Employee’s family relatives own, directly or indirectly, at least a majority interest.
     9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or the Executive’s estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
     10. Notices. All notices, request, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery, by facsimile or by regular mail, postage prepaid, addressed to such other party or delivered to such other party as follows:
If to the Company:
Bowden Building Corporation
c/o Levitt Corporation
1350 N.E. 56th Street
Suite 200
Ft. Lauderdale, Florida 33334
Attention: President
Facsimile No. (954) 491-9217
                    -and-

c/o Levitt Corporation
1750 Sunrise Boulevard
Ft. Lauderdale, Florida 33304
Attention: General Counsel
Facsimile No. (954) 760-5210
with a copy to:
Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.
Museum Tower, 2200
150 West Flagler Street
Miami, Florida 33130
Attention: Alison W. Miller, Esq.
Facsimile No.: (305) 789-3395
If to the Executive:
John Laguardia
440 Delaney Park Drive
Orlando, Florida 32806
with a copy to:
Baker & Hostetler LLP
200 South Orange Avenue
Suite 2300
Orlando, Florida 32801
Attention: Richard T. Fulton, Esq.
Facsimile No.: (407) 841-0168
or at such other address or facsimile number as may be given by any of them to the others in writing from time to time and such notices, requests, demands or other communication shall be deemed to have been received when hand delivered, on the day after the date sent by facsimile (with receipt confirmed) or, if mailed, the fourth day following the day of the mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notice, request, demand or other communication shall be deemed to have been received on the fourth business day following the resumption of normal mail service.
     11. Prevailing Party. In the event of any dispute with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

     12. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties, and merge and supersede all prior discussions, agreements and understandings of every kind and nature among them as to the subject matter hereof.
     13. Amendments to Agreement. This Agreement shall not be amended except by a writing signed by each party to the Agreement, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to the Agreement.
     14. U.S. Dollars. All dollar amounts in this Agreement are stated in United States Dollars.
     15. Governing Law. This agreement and its validity, construction and performance shall be governed in all respects by the law of the State of Florida, without giving effect to principles of conflicts of laws. Any controversies of any nature whatsoever arising under this Agreement shall be subject to the exclusive jurisdiction of the courts of Broward County, Florida, or Orange County, Florida, and Broward County, Florida and Orange County, Florida shall be the exclusive jurisdictions and venue for any disputes, actions or lawsuits arising out of or relating to this Agreement or the transactions contemplated hereby. The parties to this Agreement irrevocably waive to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof, brought in Broward County, Florida or Orange County, Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida or Orange County, Florida, has been brought in an inconvenient forum.
     16. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by the Executive without the prior written consent of the Company. This Agreement may be assigned by the Company in connection with the sale, transfer or other disposition of all or substantially all of the Company’s assets or business; provided, however, that such assignee shall agree to be bound by the terms of this Agreement.
     17. Pronouns. Whenever the context requires, the use in this Agreement of a pronoun of any gender shall be deemed to refer also to any other gender, and the use of the singular shall be deemed to refer also to the plural.
     18. Headings. The headings of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     19. Calculation of Time Periods. When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded.
     20. References to Law. All references in this Agreement to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body or authority shall be construed as a reference thereto as amended or re-enacted from time to time or as a reference to any successor thereto.
     21. Execution in Counterparts. This Agreement may be executed in several counterparts, by original or facsimile signature, each of which so executed shall be deemed to be an original and such counterparts together shall be deemed to be one and the same instrument, which shall be deemed to be executed as of the date first above written.
     22. Further Assurances. The parties hereto shall sign such further documents and do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement and every party thereof.
     23. Survival. Any termination of this Agreement shall not affect the ongoing provisions of this Agreement, which shall survive such termination in accordance with their terms.
     24. Severability. The invalidity or unenforceability, in whole or in part, or any covenant, promise or undertaking, or any section, subsection, paragraph, sentence, clause, phrase or word or of any provision of this Agreement shall not affect the validity or enforceability of the remaining portions thereof.
     25. Participation of Parties; Construction. The parties hereto acknowledge that this Agreement and all matters contemplated herein have been negotiated between both of the parties hereto and their respective legal counsel and that both parties have participated in the drafting and preparation of this Agreement from the commencement of negotiations at all times through the execution hereof. The parties hereto acknowledge that they have each read this Agreement and understand the effect of its provisions. Accordingly, this Agreement shall be interpreted and construed without reference to any rule requiring that this Agreement be interpreted or construed against the party causing it to be drafted.
     26. Independent Counsel. The Executive acknowledges that counsel to the Company has not represented him nor provided him with legal or other advice in connection with the transactions contemplated by this Agreement and that he has been urged to seek independent legal, tax and financial advice in order to analyze the risks and merits of the transactions contemplated by this Agreement.

     27. Director and Officer Insurance; Indemnification. The Company shall indemnify the Executive to the same extent as Levitt indemnifies its other executive officers, and the Company shall cause Levitt to provide coverage for the Executive under Levitt’s policies of Director’s and Officer’s insurance as the same may be in effect from time to time.
THE EXECUTIVE AND THE COMPANY EACH ACKNOWLEDGES THAT HE OR IT HAS READ ALL OF THE TERMS OF THIS AGREEMENT, UNDERSTANDS THE AGREEMENT, AND AGREES TO ABIDE BY ITS TERMS AND CONDITIONS.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph of this Agreement.

THE COMPANY:

BOWDEN BUILDING CORPORATION,
a Tennessee corporation

By:

Jeffrey H. Sweeney, President

THE EXECUTIVE:

John Laguardia

Exhibit A
Bowden Building Corporation
Employment Contract Bonus Calculation Illustration
For Example:

Profit before tax & bonus	$3,225,806.45	$3,250,000.00	$3,900,000.00
“Annual Bonus”	0.00	24,193.55	650,000.00

“PBT”	3,225,806.45	3,225,806.,45	3,250,000.00
Federal & state income tax	$1,225,806.45	$1,225,806.45	$1,235,000.00
“Net Income”	$2,000,000.00	$2,000,000.00	$2,015,000.00

“Equity”	10,000,000.00	10,000,000.00	10,000,000.00
“ROE”	20%	20%	20.15%